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                                                                    EXHIBIT 99.2

                                                                TEXT FOR RELEASE

IASG PRESS RELEASE:

IASG BOARD RESTRUCTURES MANAGEMENT

ALBANY, N.Y. - April 24, 2006- The Board of Directors of Integrated Alarm Services Group, Inc. (NASDAQ: IASG) today announced that Director John Mabry has been elected Non-Executive Chairman of IASG with the assignment to restructure corporate management. Mr. Mabry will assume chairmanship of the Board of Directors of IASG effective June 1, 2006

The Company also announced that Charles May will be joining the company as special adviser to the Board, effective May 1, 2006 and will be assuming the position of acting President and Chief Executive Officer of the Company effective June 1, 2006. Timothy McGinn, current Chairman and CEO, will remain with the Company through the end of May and assist with the restructuring and transition. Thomas Few, Sr. will be leaving the positions of President and Vice Chairman of the Board effective May 1, 2006.

Commenting on the restructuring and management changes, Board Director and Chair of the IASG Corporate Governance and Nominating Committee, Arlene Yocum, said, "John Mabry and Chick May have decades of combined experience in the security alarm industry and both men have been highly successful in building and strengthening companies in this industry."

Mr. Mabry has served as a director of the Company since March 2003 and is a member of the Board's Audit and Compensation Committees. He is the founder of American Alarm Company which was purchased by Honeywell in 1983. From 1983 to 1993, Mr. Mabry served as Honeywell's Vice President of Operations and Vice President of Sales and Business Development From 1993 to 2000, he was the President of Security Network of America and has also served on the Board of Directors and as President of the National Burglary and Fire Alarm Association. Mr. Mabry is currently on the Board of Directors of the Central Station Alarm Association and was previously its President.

Mr. May started his career in 1961 at Federal Alarm Systems in Washington, D.C. In 1967 he joined Wells Fargo Alarm Services as one of its earliest employees. He participated in and led over 30 acquisitions and ended his career at Wells Fargo as Vice President of Engineering, Manufacturing and Product Sales. In 1980 Mr. May and several other individuals founded National Guardian and operated as the Executive Vice President of Electronic Security. Over the next four years, Mr.. May worked on the acquisitions of more than 45 companies in 9 major cities and eventually took the company public. From 1984 to 1994, Mr. May, as President, led Guardian Security in Detroit in acquiring 22 companies while increasing revenues to in excess of $50 million. In 1995, he purchased Smith Alarm Systems in Texas and served as President and CEO, growing the business to over 75,000 customers and the tenth largest security company in the US before it was sold to Ameritech/SBC in 2002.

Mr. May currently serves on the Board of Directors of Guardian Security Holdings, Inc., in Atlanta, Georgia and the Technical Advisory Committee of Perennial Software, a security relate software provider Mr. May is a partner in MKCM Investments which owns commercial real estate and a local Florida alarm company. He lives in Boca Raton, Florida with his wife lbelisa.

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Commenting on the restructuring and management changes, Ms. Yocum said, "The new executive team will bring the experience necessary to evaluate all of the Company's strategic options to enhance shareholder value and to build on the foundation set by its current management. The Board wishes to thank Mr. McGinn and Mr. Few for their service and many contributions to the Company."

The Company has scheduled a conference call to discuss the management restructuring for Tuesday, April 25, 2006 at 4:30 pm EDT. Telephone call-in details for the conference call will be made available via a separate press release or by visiting the investor relations section of the IASG website at www.iasg.us.

About IASG

Integrated Alarm Services Group provides total integrated solutions to independent security alarm dealers located throughout the United States to assist them in serving the residential and commercial security alarm market IASG's services include alarm contract financing including the purchase of dealer alarm contracts for its own portfolio and providing loans to dealers collateralized by alarm contracts. IASG, with approximately 5,000 independent dealer relationships, is also the largest wholesale provider of alarm contract monitoring and servicing. For more information about IASG please visit our web site at http://www.iasg.us.

This press release may contain statements, which are not historical facts and are considered Forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 These forward-looking statements contain projections of IASG's future results of operations, financial position or state other forward-looking information in some cases you can identify these statements by forward looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should not rely on forward-looking statements because IASG's actual results may differ materially from those indicated by these forward looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our company and business, and other risks and uncertainties discussed under the heading "Risks Related to our Business" in IASG's Form 10-K report for the period ending December 31, 2005 as filed with the Securities Exchange Commission on March 16, 2006 and other reports IASG files from time to time with the Securities Exchange Commission. IASG does not intend to and undertakes no duty to update the information contained in this press release.